Exhibit 99.1

SWS Group, Inc. Announces Anticipated Results for March 2009 Quarter

DALLAS, April 17, 2009 — SWS Group, Inc. (NYSE: SWS), a financial services company engaged in the securities and banking industries, reported today that results for its fiscal third quarter ended March 27, 2009 are expected to be lower than those for the immediately preceding quarter.

The company expects to report net revenues for the March 2009 quarter in the range of $92 million to $95 million and diluted per share earnings in the range of 12 cents to 15 cents. For the immediately preceding quarter, the company reported net revenues of $100 million and diluted per share earnings of 33 cents.

By business segment, the company anticipates reporting:

■ Banking – the company expects its provision for loan losses to be just under $6 million compared to $1.8 million in the immediately preceding quarter. Improved interest margins should offset some of the provision. The company currently estimates a loss of less than $1 million in its banking segment.

■ Retail and Clearing – depressed retail volumes in the quarter will substantially impact these segments resulting in an anticipated net loss for the combined segments in the range of $1.5 million to $2.0 million, as compared to pre-tax income of $6.1 million for the immediately preceding quarter.

■ Institutional – the company expects pre-tax income in the range of $14 million to $16 million, as compared to $20 million for the immediately preceding quarter.

“Losses in the commercial loan portfolio are driving the increased provision for loan losses at the bank,” said SWS Group President and CEO Donald W. Hultgren. “While we rarely provide any guidance on future results, the extraordinary circumstances in the current market

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SWS Group Announces Anticipated Results for March 2009 Quarter / 2

have led us to decide to provide additional information about our loan loss provisions for the next quarter. At this time, we estimate that the loan loss provision will approximate $4 million in the June quarter.”

The anticipated financial results are based on management’s initial analysis of operations for the quarter ended March 27, 2009. SWS Group will announce its final results for the quarter after the market close on Tuesday, May 5, 2009 as planned. The company’s discussion of third quarter 2009 earnings with market professionals will take place on Wednesday, May 6, 2009 at 9 a.m. Central Daylight Time. A webcast of the meeting will be available to individual investors and other interested parties on the SWS Group Web site at www.swsgroupinc.com where it will also be archived for 30 days following the meeting.

SWS Group, Inc. is a Dallas-based financial services company offering a broad range of services through its subsidiaries – Southwest Securities, Inc., Southwest Securities, FSB and SWS Financial Services, Inc. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS.

Forward-Looking Statements

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, availability of lines of credit, customer margin loan activity, creditworthiness of our correspondents and customers, demand for housing, and other factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

The financial information set forth in this news release reflects estimates based on information available at this time. These amounts could differ from actual reported amounts stated in SWS Group’s fiscal third quarter 2009 earnings report to be issued on May 5, 2009, and in our Quarterly Report on Form 10-Q for the fiscal third quarter, which the Company expects to file on May 6, 2009. SWS Group does not undertake an obligation to update forward-looking statements, except as may be required by law. There can also be no assurance that the company’s assumptions upon which its projected loan loss provisions are based will prove to be accurate.

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CONTACT:	Jim Bowman, Vice President - Corporate Communications, (214) 859-9335 jbowman@swst.com